As filed with the Securities and Exchange Commission on November 27, 1996
                                                Registration No. 333-_________

==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            -----------------------


                                   FORM S-8
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                            -----------------------

                           OVERSEAS FILMGROUP, INC.
            (Exact name of registrant as specified in its charter)

           DELAWARE                                   13-3751702
 (State or other jurisdiction             (IRS Employer Identification No.)
 of incorporation or organization)

                             8800 SUNSET BOULEVARD
                         LOS ANGELES, CALIFORNIA 90069
              (Address of principal executive offices) (Zip Code)

                            -----------------------

                 1996 SPECIAL STOCK OPTION PLAN AND AGREEMENT
                           (Full title of the Plan)

                            -----------------------

                             ELLEN DINERMAN LITTLE
             CO-CHAIRMAN, PRESIDENT AND CO-CHIEF EXECUTIVE OFFICER
                           OVERSEAS FILMGROUP, INC.
                             8800 SUNSET BOULEVARD
                         LOS ANGELES, CALIFORNIA 90069
          (Name and address, including zip code of agent for service)
                                (310) 855-1199
         (Telephone number, including area code, of agent for service)



                                                 CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                                   Proposed               Proposed
            Title of                                                Maximum               Maximum
           Securities                        Amount                Offering              Aggregate            Amount of
              to be                          to be                   Price               Offering           Registration
           Registered                     Registered(1)            per Share               Price                 Fee

Common Stock,
$.001 par value                           1,075,000 shares             $5(2)           $5,375,000(2)           $1,628.79


Common Stock,
$.001 par value                           1,125,000 shares           $8.50(2)          $9,562,500(2)           $2,897.73

                                                                                         Aggregate Filing Fee: $4,526.52

==============================================================================================================================

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 1996 Special Stock Option Plan and Agreement by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of Overseas Filmgroup, Inc.

(2)      Calculated based on the offering price of the shares of Common Stock.

                                  PROSPECTUS




                               2,200,000 SHARES

                           Overseas Filmgroup, Inc.

                                 COMMON STOCK
                         ($0.001 PAR VALUE PER SHARE)

                               -----------------


         This Prospectus relates to the offer and sale of up to 2,200,000 shares of the Common Stock, $0.001 par value per share (the "Shares"), of Overseas Filmgroup, Inc., a Delaware corporation (the "Company") formerly known as Entertainment/Media Acquisition Corporation ("EMAC"), by two of the Company's stockholders (the "Selling Stockholders"). Each of the Selling Stockholders is an executive officer of the Company and a member of the Company's Board of Directors (the "Board"), and the Shares will be acquired by such individuals pursuant to the option grants made to them under the Company's 1996 Special Stock Option Plan and Agreement (the "Plan"). The Shares issued to the Selling Stockholders will be registered on a Form S-8 Registration Statement filed by the Company under the Securities Act of 1933, as amended (the "Securities Act").

         The Shares may be offered by the Selling Stockholders from time to time in broker-dealer transactions effected on the OTC Bulletin Board at market prices prevailing at the time of the sale. For further information concerning such sales, see the section below entitled "Plan of Distribution." The Company will not receive any of the proceeds from the sale of the Shares offered hereby.

         For information concerning the principal risk factors associated with a purchase of the Shares offered hereby, see the section below entitled "Risk Factors."

         The Company's Common Stock is quoted on the OTC Bulletin Board under the symbol OSFG. On November 25, 1996, the average of the closing bid and asked prices of the Common Stock was $5 3/8 per share.

                        -------------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        -------------------------------

              THE DATE OF THIS PROSPECTUS IS NOVEMBER 27, 1996

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Branch of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address for such site is http://www.sec.gov.

         The Company has filed with the Commission a registration statement on Form S-8 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the Common Stock issuable under the Plan, including the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company, the Common Stock offered hereby and the Plan, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Overseas Filmgroup, Inc. (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "SEC"):


         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended November 30, 1995 filed with the SEC on February 28, 1996;

         (b) The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended February 29, 1996, May 31, 1996 and August 31, 1996, filed with the SEC on April 15, 1996, July 15, 1996, and October 15, 1996, respectively; and the Registrant's Form 10-Q/A amending the Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 1996;

         (c) The Registrant's current report on Form 8-K filed with the SEC on November 12, 1996;

         (d) The Registrant's definitive proxy statement filed with the SEC on September 27, 1996, in which there is set forth audited financial statements for the Registrant's fiscal years ended November 30, 1994 and November 30, 1995; and

         (e) The Registrant's Registration Statement No. 0-25308 on Form 8-A filed with the SEC on December 21, 1994, in which there is described the terms, rights and provisions applicable to the Registrant's outstanding Common Stock, as such terms, rights and provisions have been amended by certain exhibits to the Company's Current Report on Form 8-K filed with the SEC on November 12, 1996.

         (f) All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of such person, a copy of any or all of the documents which are incorporated herein by reference (other than exhibits to such information, unless such exhibits are specifically incorporated by reference into the information this Prospectus incorporates). Requests should be directed to Overseas Filmgroup, Inc., 8800 Sunset Boulevard, Los Angeles, California 90069, Attention Chief Operating Officer, telephone (310) 855-1199.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES COVERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE.

                                  THE COMPANY

         Overseas Filmgroup, Inc. (the "Company") is an independent film company which specializes in the acquisition and worldwide license or sale of distribution rights to independently produced, feature films in a wide variety of genres. On October 31, 1996, Overseas Filmgroup, Inc., then a privately-held Delaware corporation ("Pre- Merger Overseas") merged with and into the Company, then known as EMAC. As a result of the merger, EMAC changed its name to "Overseas Filmgroup, Inc." and succeeded to the business of Pre-Merger Overseas. The Company is organized and existing under the laws of the State of Delaware. The Company's principal executive offices are located at 8800 Sunset Boulevard, Los Angeles, California 90069, and the Company's telephone number is (310) 855-1199.


                                 RISK FACTORS

         The discussion in this Prospectus regarding the Company and the entertainment industry contains "forward- looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward-looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward looking statements. The discussion below highlights some of the more important risks regarding the Company. The risks highlighted below should not be assumed to be the only things that could affect future performance. The Company does not have a policy of updating or revising forward- looking statements and thus it should not be assumed that silence by management of the Company over time means that actual events are bearing out as estimated in such forward looking statements.

GENERAL RISKS RELATED TO THE MOTION PICTURE INDUSTRY

         The motion picture industry is highly speculative and inherently risky. There can be no assurance of the economic success of any motion picture since the revenues derived from the production and distribution of a motion picture (which do not necessarily bear a direct correlation to the production or distribution costs incurred) depend primarily upon its acceptance by the public, which cannot be predicted. The commercial success of a motion picture also depends upon the quality and acceptance of other competing films released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which can change and cannot be predicted with certainty. Therefore, there is a substantial risk that some or all of the motion pictures released, distributed or produced by the Company will not be commercially successful, resulting in costs not being recouped or anticipated profits not being realized.

SIGNIFICANT CHANGES IN THE MOTION PICTURE INDUSTRY

         The entertainment industry in general, and the motion picture industry in particular, are dynamic industries which have undergone significant changes. Some of the most recent changes include changes in the relative contributions of the components of total motion pictures industry revenues (including an increase in the revenues generated from the licensing of rights in ancillary (other than domestic theatrical) media), ownership changes, consolidation and rapid technological change. The Company has not benefitted from some of these changes. For instance, to date, the Company has not realized any significant revenues from the newest revenue sources such as computer and video games and other interactive media. In addition, some of the changes in the motion picture industry have had a negative impact upon the Company. For example, despite the expansion in the market for video cassettes for home use, retail video stores increasingly have been purchasing fewer copies of video cassettes of motion pictures which have not been theatrically released and more copies of major studio theatrical hits. Because the Company distributes a number of films that are not released theatrically, this trend has had a negative impact on the Company and has led, in part, to the Company establishing its own domestic theatrical distribution operation. It is not possible to predict what changes or trends will continue in the motion picture industry, what new changes or trends might occur, and the overall effect these factors will have on the potential revenue from and profitability of feature-length motion pictures and the business of the Company.

CERTAIN CONSIDERATIONS REGARDING FIRST LOOK PICTURES

         Although the Company historically did not generally directly exploit the motion pictures that it distributed but licensed the distribution rights to domestic and foreign sub-distributors, the Company increasingly engages directly in theatrical distribution in the United States through its First Look Pictures' operations. Domestic theatrical distribution, which involves the licensing and booking of motion pictures to theatrical exhibitors in the United States, the promotion of these motion pictures through advertising and publicity campaigns and the manufacture of release prints from the film negative, is very competitive. A substantial majority of the motion picture screens in the United States are typically committed at any one time to between 10 and 15 films distributed nationally by the major studio distributors that can command greater access to available screens. Although some exhibitors specialize in the exhibition of independent, specialized motion pictures and "art-house" films, there is intense competition for screen availability for these films as well. The number of motion pictures released theatrically in the United States has increased in recent years, thereby increasing competition for exhibition outlets and audiences. Domestic theatrical distribution, which often requires substantial expenditures for marketing and the manufacturing of release prints, is also very risky. The success of a domestic theatrical release by First Look Pictures can be affected by a number of factors outside of its control, including audience and critical acceptance, the success of competing films in release, awards won by First Look Pictures' releases or that of its competition, inclement weather, and competing televised events (such as sporting and news events). Payment by a national theater chain in the United States is typically made on the close of the engagement in all such chain's theaters. Since First Look Pictures typically releases its films on a more limited basis than a distributor of national, wide releases and since First Look Pictures' specialized or "art-house" releases can have extended runs, payment to the Company by theater chains is often not made for four to nine months from initial release, or longer. In addition, First Look Pictures' releases are exhibited by a substantial number of independent theater owners for which it can be comparatively more difficult to monitor and enforce timely payment than with respect to national theater chains. The Company often commits to spend at least a minimum amount on prints and advertising with respect to motion pictures distributed theatrically through First Look Pictures and generally, in addition to receiving a distribution fee, the Company is entitled to recoup its prints and advertising expenditures. As a result of the factors listed above, and depending upon audience acceptance of the films distributed through First Look Pictures, the Company expects that, in many cases, it will not recoup all of its distribution expenses or derive any profit from domestic theatrical distribution of First Look Pictures' releases, without taking into account revenues from such films in ancillary media and international markets. In addition, there can be no assurance that total revenues from any First Look Pictures' release will be sufficient to allow the Company to recoup all of its costs or to realize a profit on such film.

DEPENDENCE ON KEY EXECUTIVES

         Ellen Dinerman Little and Robert B. Little serve as the Company's Co-Chairs of the Board and Co-Chief Executive Officers. Ellen Dinerman Little also serves as President of the Company. Each of these executives has over 21 years of experience in the motion picture industry and extensive relationships with the motion picture community, including creative talent and the leading domestic and international distributors. Virtually all decisions concerning the conduct of the business of the Company, including the motion picture properties and rights to be acquired by the Company and the arrangements to be made for the distribution, production and financing of motion pictures by the Company, are made or are significantly influenced by these key executives. The loss of either of their services for any reason would have a material adverse effect on the Company's business and operations and its prospects for the future. In addition, the Company's amended credit facility contains covenants and similar provisions, generally requiring Ms. Little and Mr. Little's continued involvement with, and control of, the Company.

         The Company is named as the beneficiary under an aggregate of $1,700,000 of "key man" life insurance on the life of Robert B. Little and $3,700,000 on the life of Ellen Dinerman Little. The Company has also entered into employment agreements with these executives and with William F. Lischak, the Chief Operating Officer and Chief Financial Officer of the Company, for terms ending five years from October 31, 1996. Under certain circumstances, these employment agreements may be terminated earlier by the Company or the executives.

INCREASING ACQUISITION, PRODUCTION AND MARKETING COSTS

         The costs of producing and marketing motion pictures have increased dramatically in recent years. The average direct negative cost in 1995 for films released by the major United States production studios was $36,400,000, an increase of 6.4% from 1994 and 65% from 1989. Direct negative costs include production costs of acquiring or developing the screenplay, the compensation of creative and other production personnel, film studio and location rentals, equipment rentals, film stock and other costs incurred in principal photography, and post-production costs including the creation of special effects and music, but exclude distribution expenses, such as the costs of advertising and release prints, capitalized interest and overhead. The average marketing cost per picture in 1995 for films released by the major studios was $17,700,000, an increase of 10.6% from 1994 and 92% from 1989. These costs will likely continue to increase in the future, thereby increasing the capital required for the operations of motion picture producers and distributors (both the major studios and independent film companies, including the Company), and the risk borne by such parties. The motion pictures distributed, financed or produced by the Company typically have had direct negative costs substantially below the average for the major studios. For 1994, 1995 and the first six months of 1996, the average direct negative costs of motion pictures distributed by the Company were approximately $1,880,000, $2,000,000 and $2,800,000, respectively. The average print and advertising costs associated with the three motion pictures distributed by First Look Pictures from January 1, 1995 through June 30, 1996 were approximately $1,300,000. The Company may from time to time in the future distribute, finance or produce motion pictures with substantially larger direct negative costs and marketing costs. Such costs may in certain circumstances be substantially in excess of the average direct negative and marketing costs of the films historically distributed by the Company. In addition, as part of the Company's overall business strategy, it intends to gradually and selectively acquire rights to, finance or produce films which the Company believes have greater production values (often as a result of larger budgets) and greater potential for more widespread audience appeal. As a result, management of the Company anticipates that in the future its costs and expenses (including those of acquiring distribution rights) may rise significantly.

INCREASED MOTION PICTURE INVESTMENT BY THE COMPANY

         The Company typically acquires distribution rights in a motion picture for a specified term in one or more territories and media. In some circumstances, the Company also acquires the copyright to the motion picture. The arrangements the Company enters into to acquire rights often includes the Company agreeing to pay an advance or minimum guarantee for the rights acquired and/or agreeing to advance print and advertising costs, obligations which are independent of the actual financial performance of the motion picture being distributed. The risks incurred by the Company dramatically increase to the extent the Company takes such actions. The Company committed to pay an advance or minimum guarantee or advance print and advertising costs with respect to approximately eight films in 1995 (for an aggregate commitment in excess of the aggregate "pre-sale" or "pre-license" commitment obtained from sub-distributors with respect to such films of approximately $9,040,000) and approximately five films in the first six months of 1996 (for an aggregate commitment in excess of the "pre-sale" or "pre-license" commitment obtained from sub-distributors with respect to such films of approximately $8,800,000), compared to approximately six films in 1994 (for an aggregate commitment in excess of the "pre-sale" or "pre-license" commitment obtained from sub-distributors with respect to such films of approximately $3,430,000). While the Company generally works with independent producers who have already developed projects, the Company also incurs significant risk to the extent it engages in development or production activities itself, given the costs and risks associated with such activities, including the uncertainty of whether any particular development project will eventually result in a completed film. Although the Company may, in certain circumstances, reduce some of the foregoing risks by sub- licensing certain distribution rights in exchange for minimum guarantees from sub-licensees such as foreign sub- distributors (see " Certain Considerations Relating to the Receipt of Minimum Guarantees by the Company" below), the risks incurred by the Company are generally greater the greater the "investment" by the Company in a motion picture. This "investment" by the Company in a motion picture includes the cost of acquisition of the distribution rights (including any advance or minimum guarantee paid to the producer), the amount of the production financed, and the marketing and distribution costs borne. For a variety of reasons, including (i) the likelihood of continued industry-wide increases in acquisition, production and marketing costs (see "-- Increasing Acquisition, Production and Marketing Costs" above); (ii) the Company's intent to gradually and selectively acquire rights to or produce films which have greater production values (often as a result of larger budgets); and (iii) the Company's increasing role as the principal financier of a greater portion of the motion pictures it distributes, the "investment" by the Company in the motion pictures it distributes in the future and the associated risks faced by the Company are likely to increase.

CERTAIN CONSIDERATIONS RELATING TO THE RECEIPT OF MINIMUM GUARANTEES BY THE COMPANY

         The Company does not always receive a minimum guarantee from the licensing of distribution rights to sub- distributors, thus increasing the Company's reliance on the actual financial performance of the film being distributed. In some circumstances, whether the Company receives a minimum guarantee depends upon the media. For example, the Company is increasingly (particularly with respect to motion pictures which have not been theatrically released) entering into video distribution arrangements with sub-distributors where no minimum guarantee is paid to the Company. Even if the Company does obtain minimum guarantees from its sub-distributors, such minimum guarantees do not assure the profitability of the Company's motion pictures or the Company's operations. Additional revenues may be necessary from distribution of a motion picture in order to enable the Company to recoup any investment in such motion picture in excess of the aggregate minimum guarantees obtained from such sub- distributors, pay for distribution costs, pay for ongoing acquisition and development of other motion pictures by the Company and cover general overhead. While the pre-licensing of distribution rights to sub-distributors in exchange for minimum guarantees may reduce some of the risk to the Company from unsuccessful films, it may also result in the Company receiving lower revenues with respect to highly successful films than if such licensing of distribution rights were made upon different terms that, for example, might have provided lower minimum guarantees to the Company but also provided a lower distribution fee (i.e., a lower percentage of gross revenues) to the sub-distributor.

ABILITY TO ACHIEVE ACQUISITION AND DISTRIBUTION GOALS

         The Company currently intends to acquire rights to and distribute approximately twelve to eighteen films per year. The Company, alone or in conjunction with others, currently intends to selectively finance (typically by agreeing to pay the independent producer a minimum guarantee for the distribution rights to be acquired by the Company) all or a portion of the production costs of, or produce, an aggregate of approximately six to ten of these films. No assurance can be given that such goals will be met in future periods or that the number of films acquired, distributed and/or financed will not exceed such estimated ranges. The acquisition, production, completion and distribution of motion pictures is subject to numerous uncertainties, including financing requirements, personnel availability and the release schedule of competing films.

RENEWAL OR REFINANCING OF CREDIT FACILITY

         The Company's operations are supported by a credit facility from Coutts & Co. ("Coutts") and Berliner Bank A.G. London Branch ("Berliner") that is reviewed on an annual basis. The commitment to lend under the credit facility will expire on May 9, 1997, the date of the next annual review. Certain advances made under the credit facility are due upon expiration of the commitment to lend while certain others are due one year after the advance of funds. In order to have sufficient funds available to maintain its acquisition, distribution, finance and production activities, the Company will need to renew or refinance the credit facility on or before May 9, 1997. There can be no assurance that the Company will be able to renew or refinance its credit facility on terms similar to the existing terms, or at all. Failure to do so would have a material adverse effect on the business, financial condition and operations of the Company.

COMPETITION

         Motion picture production, finance and distribution are highly competitive businesses in the United States and internationally, with competition coming both from companies within the motion picture industry and companies in other entertainment media. Many of these competitors have significantly greater financial and other resources than the Company. The Company's ability to compete successfully depends in large part upon the continued availability of independently-produced, domestic and foreign, motion pictures and the Company's ability to identify and acquire distribution rights and distribute such motion pictures successfully. A number of formerly independent motion picture companies have been acquired in recent years by major entertainment companies. These transactions have significantly increased competition for the acquisition of distribution rights to independently produced motion pictures by eliminating some available sources of independently produced films and providing greater financial resources to other previously independent companies engaged in the business of acquiring distribution rights to independently produced films.

CERTAIN RISKS ASSOCIATED WITH INTERNATIONAL DISTRIBUTION

         A significant portion of the Company's revenue (approximately 66% in 1995) is from the distribution of motion pictures and the licensing of distribution rights in territories outside the United States. The Company's financial results and results of operations could be negatively affected by such factors as changes in foreign currency exchange rates and currency controls, trade protection measures, motion picture piracy, content regulation, longer accounts receivable collection patterns, changes in regional or worldwide economic or political conditions or natural disasters. Because the Company's contracts are typically denominated in U.S. dollars, advances and minimum guarantees of sublicense fees payable to the Company by foreign sub-distributors, and advances and minimum guarantees to be paid by the Company to foreign producers in connection with the acquisition of distribution rights, are generally unaffected by exchange rate fluctuations. However, to the extent the Company's agreements with foreign sub-distributors require such sub-distributors to pay the Company a percentage of revenues in excess of any advance or minimum guarantee, fluctuations in the currencies in which such revenues are received by the sub- distributor may affect the amount of U.S. dollars received by the Company in excess of any minimum guarantee. Exchange rate fluctuations could also affect the ability of sub-distributors to bid for and acquire rights to motion pictures distributed by the Company. Management of the Company does not believe exchange rate fluctuations have had a material effect on the Company's results of operations in the past, although no assurances can be given that these fluctuations will not have a material impact on its results of operations in the future.

FLUCTUATION OF OPERATING RESULTS; ANTICIPATED LOSS FROM ONE-TIME CHARGE

         Although the Company has achieved annual profitability for each full fiscal year since 1987 (the first fiscal year in which accountants reviewed or audited its financial statements), the Company believes it has experienced losses in interim periods and may incur losses in interim periods in the future. Often such interim losses have resulted from fluctuations in the number of films released by the Company from quarter to quarter (as discussed below), because the Company, in many cases, may recognize a substantial portion of the revenues relating to a film upon the initial release of the film. In addition, there can be no assurance that the operation of the Company in the future, on an annual basis, will be profitable. Most of the Company's revenues are derived from the exploitation of the relatively limited number of motion pictures distributed by the Company (compared to the number of films distributed by the major studios). The number of motion pictures for which the Company acquires distribution rights may vary significantly from quarter to quarter. The number of motion pictures which the Company distributes, including its First Look Pictures' releases, also may vary significantly from quarter to quarter, due to uncertainties in the release schedules of such motion pictures. In addition, the audience response to the motion pictures that the Company distributes is unpredictable. As a result of the foregoing, the Company's revenues, expenses and earnings have historically fluctuated and are likely to continue to fluctuate significantly from quarter to quarter. Accordingly, the Company's revenues, expenses and earnings in any particular period may not be indicative of the results for any future period. Management of the Company anticipates that, primarily as a result of a one-time, non-recurring charge to income resulting from the termination of the federal S corporation status of pre-merger Overseas Filmgroup, Inc.

upon consummation of its merger with and into the Company, the Company will incur a net loss for the quarter ending December 31, 1996. Such accounting charge will also significantly reduce the Company's earnings for the year ending December 31, 1996, and could result in a loss for such period.

CONCENTRATION OF OWNERSHIP BY PRINCIPAL STOCKHOLDERS

         Ellen Dinerman Little and Robert B. Little beneficially own approximately 55% of the outstanding common stock of the Company (including for this purpose shares of Common Stock for which they have been granted proxies and assuming no exercise of then outstanding options or warrants). The executive officers and directors of the Company, including Ms. Little and Mr. Little, in the aggregate, beneficially own approximately 65.1% of the outstanding Common Stock of the Company. As a result of this concentration of ownership, as well as certain provisions of the Company's Restated Certificate of Incorporation and Bylaws and provisions of certain of the agreements entered into in connection with the Merger, these stockholders will be able to exercise control over matters requiring stockholders' approval, including the election of directors, and significant corporate transactions, including mergers, consolidations and sales of all or substantially all of the assets of the Company, subject in each case to the Stockholders' Voting Agreement and Operating Guidelines entered into and adopted, respectively, in conjunction with the Merger. In addition, these factors are likely to have the effect of discouraging third parties from acquiring substantial blocks of the Company's Common Stock. Such concentration of ownership also could tend to limit the price that investors might be willing to pay in the future for shares of Common Stock as it may reduce the possibility of a change in control of the Company. A change in control of an issuer frequently occurs at a premium over the historical trading prices of the issuer's publicly traded Common Stock.

POTENTIAL ADVERSE EFFECT ON MARKET PRICE RESULTING FROM SECURITIES ELIGIBLE FOR FUTURE SALES

         Sales of substantial amounts of shares of Common Stock of the Company (including shares issued upon the exercise of outstanding options and warrants) in the public market or the prospect of such sales could adversely affect the market price of the Common Stock of the Company. As of October 31, 1996, the Company has outstanding 5,777,778 shares of Common Stock, assuming no exercise of existing options and warrants. Of those shares, 2,100,000 shares are freely tradable without restriction. An additional 500,000 shares are held by persons who were stockholders of EMAC prior to its initial public offering of common stock in February, 1995, and have been placed in escrow pursuant to which the holders thereof have agreed not to sell or otherwise transfer these shares until February 16, 1998. The remaining 3,177,778 shares are subject to the Lock-Up and Registration Rights Agreement entered into at the time of the consummation of the Merger, pursuant to which 1,059,260 shares, 1,059,259 shares and 1,059,259 shares will be available for resale in the public market on February 16, 1998, February 16, 1999 and February 16, 2000, respectively, or earlier in limited circumstances, provided such shares are registered under the Securities Act pursuant to certain "piggyback" and demand registration rights or are resold pursuant to Rule 144 under the Securities Act ("Rule 144"). In addition, there are outstanding (i) the 4,200,000 Public Warrants, which entitle the holders to purchase at a price of $5.00 per share one share of Common Stock for each Public Warrant, commencing on the consummation of the Merger and ending on February 16, 2002, (ii) the 300,000 Bridge Warrants, which are identical to the Public Warrants except that they are redeemable by the Company beginning 90 days after the consummation of the Merger, (iii) 200,000 UPOs ("UPOs"), subject to certain demand and "piggyback" registration rights, initially exercisable at $9.90 per UPO, of an option to purchase one share of Common Stock and two warrants identical to the Public Warrants at an exercise price of $5.85 per share, which option expires on February 16, 2000, and (iv) a warrant to purchase 62,500 shares of Common Stock which are subject to certain "piggy-back" registration rights. Notwithstanding the above, any shares that are purchased by "affiliates" of the Company, as that term is defined in Rule 144, will be subject to the resale limitations of Rule 144. The Company has filed a registration statement on Form S-8 under the Securities Act covering the sale of the 2,200,000 shares of Common Stock reserved for issuance under the Company's 1996 Special Stock Option Plan and Agreement. The Company intends to file another a registration statement on Form S-8 under the Securities Act covering the sale of an additional 550,000 shares of Common Stock which have been reserved for issuance under the Company's 1996 Basic Stock Option and Stock Appreciation Rights Plan.

POSSIBLE VOLATILITY OF SECURITIES PRICES

         The trading prices of the Company's securities could be subject to wide fluctuations in response to variations in operating results which may be affected by variations from period-to-period in the number of motion pictures for which the Company acquires distribution rights and the number of motion pictures which the Company distributes. The operating results of the Company also may be affected by the release schedule of the motion pictures distributed by the Company, the commercial success of such motion pictures and other events or factors. In addition, the stock market has experienced significant price and volume fluctuations which have affected the market price for many companies and which have often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Company's securities. In addition, factors not within the control of the Company, including public statements from securities analysts and others concerning the Company's operations, public acceptance of the motion pictures distributed by the Company, interest rates and changes in general economic conditions, could also have a significant impact on the future market prices for the Company's securities, which may be volatile.

POTENTIAL ADVERSE IMPACT OF ANTI-TAKEOVER PROVISIONS

         The Company's Restated Certificate of Incorporation, the Bylaws of the Company and the provisions of the DGCL contain provisions that may be deemed to have the effect of discouraging a third party from pursuing a non-negotiated takeover of the Company because they have the effect of delaying, deterring or preventing a change in control of the Company. Such provisions may have an adverse impact on the price of the securities of the Company that are traded in the public market. The Company's Restated Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such rights and preferences as may be determined from time to time by the board of directors of the Company, without stockholder approval. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company even though such an attempt might be economically beneficial to the stockholders of the Company. The Company's Restated Certificate of Incorporation also provides for staggered terms for members of the Company's Board of Directors. The Company is subject to provisions of the DGCL, which, subject to certain exceptions, will prohibit the Company from engaging in any "business combination" with a person who, together with affiliates and associates, owns 15% or more of the Company's Common Stock (an "Interested Stockholder") for a period of three years following the date that such person became an Interested Stockholder, unless the business combination is approved in a prescribed manner as was the Merger. These provisions of Delaware law and of the Company's Restated Certificate of Incorporation and Bylaws may have the effect of delaying, deterring or preventing a change in control of the Company, may discourage bids for the Company's Common Stock at a premium over market price and may adversely affect the market price, and the voting and other rights of the holders, of the Company's Common Stock. In addition, the acceleration of vesting of options granted under the Company's Stock Option Plans in the event of a change in the ownership or control of the Company may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

DIVIDENDS UNLIKELY

         The Company has not paid any dividends on shares of its Common Stock to date. The payment of cash dividends will be contingent upon the Company's consolidated revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be subject to the discretion of the Company's Board of Directors, and it is unlikely that cash dividends will be paid in the foreseeable future as it is currently anticipated that available cash will be utilized to further the growth of the Company. In addition, certain covenants in the credit facility of the Company substantially restrict the payment of cash dividends.

                             SELLING STOCKHOLDERS

         The table below sets forth the number of shares of Common Stock owned by each of the Selling Stockholders as of October 31, 1996, the number of Shares to be sold pursuant to this offering, and the number of shares of Common Stock to be retained by each of the Selling Stockholders if all the Shares offered hereby are in fact sold. Each Selling Stockholder is an executive officer of the Company, a member of the Company's Board of Directors and a greater than ten percent (10%) stockholder of the Company.

         The Shares subject to this Prospectus may be offered from time to time for sale by the Selling Stockholders named below:


                                     Number of
                                      Shares                               Number of          Percentage
                                         of                                  Shares               of
                                      Common             Number of        to be Owned        Outstanding
                                       Stock              Shares             after              Common
                                   Beneficially         Offered for        Consumma-         Stock to be
           Name of                  Owned prior            Sale           tion of the        Owned after
     Selling Stockholder              to Sale             Hereby              Sale           the Sale (2)
-------------------------------------------------------------------------------------------------------------
Ellen Dinerman Little(1)             4,227,778           1,100,000         3,177,778            39.8%

Robert B. Little(1)                  4,227,778           1,100,000         3,177,778            39.8%



Total                                5,377,778           2,200,000          3,177,778           39.8%


------------------
(1) Includes (i) the 2,928,218 shares of Common Stock held by Ms. Little and Mr. Little as community property; (ii) a voting proxy held by Ms. Little and Mr. Little with respect to 249,560 shares of Common Stock owned by William F. Lischak; and (iii) 1,100,000 shares of Common Stock subject to options granted to such person under the 1996 Special Stock Option Plan and Agreement (the "Plan"), of which 100,000 shares are currently exercisable (but does not include shares of Common Stock subject to options granted to such person's spouse under the Plan).

(2) Based upon 5,777,778 shares of Common Stock outstanding. Excludes options and warrants which are exercisable for shares of Common Stock except that options held by Ms. Little and Mr. Little are deemed to be outstanding for the purpose of calculating the number and percentage beneficially owned in the table above.

                             PLAN OF DISTRIBUTION

         The Company will receive no proceeds from the sale of the Shares pursuant to this offering. The Shares offered hereby may be sold by the Selling Stockholders from time to time through broker-dealer transactions effected on the OTC Bulletin Board at market prices prevailing at the time of sale. The broker-dealers participating in such transactions may act as agent or may acquire the Shares as principal. Any broker-dealer acting as agent may receive commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers are acting as agent. Usual and customary brokerage fees will be paid by the Selling Stockholders. Broker-dealers may agree with the Selling Stockholders to sell a specified number of Shares at a stipulated price per Share and, to the extent such broker-dealer is unable to do so as agent for the Selling Stockholders, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire the Shares as principal may subsequently resell such Shares from time to time (including sales to or through other broker-dealers) in transactions effected on the OTC Bulletin Board or through negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the Shares compensation in the form of discounts, concessions or commissions, which may, as to a particular broker-dealer, be in excess of customary commissions.


         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed broker-dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or unless there has been compliance with an applicable exemption from such registration or qualification requirements.

         The Selling Stockholders and any broker-dealers who participate with the Selling Stockholders in the distribution of the Shares may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act. In such event, the Selling Stockholders may indemnify any such broker-dealer against certain liabilities, including liabilities arising under the Securities Act. Any commissions received by the broker-dealers participating in the distribution and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Company's Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including (without limitation) Rules 10b-6 and 10b-7. Accordingly, each of the Selling Stockholders shall not, during the period such Selling Stockholder may be engaged in a distribution of the Shares offered hereby, (i) engage in any stabilization activity in connection with the Company's securities or (ii) bid for or purchase any of the Company's securities or any rights to acquire such securities or attempt to induce any person to purchase any of the Company's securities or rights to acquire such securities, other than as permitted under the Exchange Act.

         Each of the Selling Stockholders shall furnish each broker-dealer through whom the Shares offered hereby may be sold such copies of this Prospectus as such person may require.


                                 LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

         The financial statements of EMAC incorporated herein by reference have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

         The financial statements of Pre-Merger Overseas as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 incorporated in this Registration Statement by reference to the definitive proxy statement dated September 25, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference

         Overseas Filmgroup, Inc. (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "SEC"):


         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended November 30, 1995 filed with the SEC on February 28, 1996;

         (b) The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended February 29, 1996, May 31, 1996 and August 31, 1996, filed with the SEC on April 15, 1996, July 15, 1996, and October 15, 1996, respectively; and the Registrant's Form 10-Q/A amending the Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 1996;

         (c) The Registrant's current report on Form 8-K filed with the SEC on November 12, 1996;

         (d) The Registrant's definitive proxy statement filed with the SEC on September 27, 1996, in which there is set forth audited financial statements for the Registrant's fiscal years ended November 30, 1994 and November 30, 1995; and

         (e) The Registrant's Registration Statement No. 0-25308 on Form 8-A filed with the SEC on December 21, 1994, in which there is described the terms, rights and provisions applicable to the Registrant's outstanding Common Stock, as such terms, rights and provisions have been amended by certain exhibits to the Company's Current Report on Form 8-K filed with the SEC on November 12, 1996.

         All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.  Description of Securities

         Not Applicable.


Item 5.  Interests of Named Experts and Counsel

         Not Applicable.

Item 6.  Indemnification of Directors and Officers

         Subsection (a) of Section 145 of the Delaware General Corporation Law ("DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by
Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

         Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

         The Company's Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the DGCL relating to prohibited dividends or distributions or the repurchase or redemption of stock; or (iv) for any transaction from which the director derives an improper personal benefit. If the DGCL is amended to authorize further elimination or limitation of directors' liability, then the liability of directors of the Company shall automatically be limited to the fullest extent provided by law. The Company's Certificate of Incorporation and Bylaws also contain provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the DGCL. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors.

         Each of the directors and executive officers of the Company has entered into an indemnity agreement with the Company under which the Company will be obligated to indemnify them, to the fullest extent permitted by law, for acting in such capacity.


Item 7.  Exemption from Registration Claimed

         Not Applicable.


Item 8.  Exhibits

      Number          Exhibit


     4.1 Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 12, 1996 (the "Form 8-K").

     4.2              Form of certificate evidencing the Registrant's warrants
                      (incorporated by reference to Exhibit 4.2 of the
                      Registrant's Registration Statement on Form S-1,
                      Registration Number 33-83624 (the "Form S-1").
     4.3              Restated Certificate of Incorporation (incorporated by
                      reference to Exhibit 3.1 to the Form 8-K).
     4.4              Bylaws (incorporated by reference to Exhibit 3.2 to the
                      Form 8-K).
     4.5              Form of Unit Purchase Option granted to Underwriters
                      (incorporated by reference to Exhibit 4.3 to the
                      Form S-1).
     4.6              Warrant Agreement between Continental Stock Transfer &
                      Trust company and the Company (incorporated by reference
                      to Exhibit 4.4 of the Form S-1).
     4.7              Letter Agreement amending Unit Purchase Options, dated
                      October 28, 1996 (incorporated by reference to Exhibit
                      4.5 to the Form 8-K).
     4.8              Warrant issued to Jefferson Capital Group, Ltd.
                      (incorporated by reference to Exhibit 4.8 to the Form
                      8-K).
     5                Opinion and consent of Brobeck, Phleger & Harrison LLP.
    23.1              Consent of BDO Seidman, LLP.
    23.2              Consent of Price Waterhouse LLP.
    23.3              Consent of Brobeck, Phleger & Harrison LLP is contained
                      in Exhibit 5.
    24                Power of Attorney.  Reference is made to page II-4 of
                      this Registration Statement.
    99.1              1996 Special Stock Option Plan and Agreement
                      (incorporated by reference to Exhibit 99.1 to the Form 8-K).


Item 9.  Undertakings

    A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "1933 Act"), (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses
(1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant's
1996 Special Stock Option Plan and Agreement.

    B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on this 27th day of November 1996.

                                         OVERSEAS FILMGROUP, INC.


                                         By:  /s/ Ellen Dinerman Little
                                             ----------------------------------
                                                  Ellen Dinerman Little
                                                  Co-Chairman, President and
                                                  Co-Chief Executive Officer


                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

                  That the undersigned officers and directors of Overseas Filmgroup, Inc., a Delaware Corporation, do hereby constitute and appoint Ellen Dinerman Little, Robert B. Little and William F. Lischak and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

                  IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

                  Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                                   Title                                       Date
---------                                   -----                                       ----


/s/ Ellen Dinerman Little                   Co-Chairman, President and                  November 27, 1996
------------------------------------
Ellen Dinerman Little                       Co-Chief Executive Officer
                                            (Co-Principal Executive Officer)


Signature                                   Title                                       Date
---------                                   -----                                       ----


/s/ Robert B. Little                        Co-Chairman and Co-Chief Executive          November 27, 1996
------------------------------------
                                            Officer (Co-Principal Executive
Robert B. Little                            Officer)




/s/ William F. Lischak                      Chief Operating Officer, Chief Financial    November 27, 1996
------------------------------------
                                            Officer, Secretary and Director
William F. Lischak                          (Principal Financial and Accounting
                                            Officer)




/s/ Stephen K. Bannon                       Director                                    November 27, 1996
------------------------------------
Steven K. Bannon





/s/ Scot K. Vorse                           Director                                    November 27, 1996
------------------------------------
Scot K. Vorse





/s/ Jeffrey A. Rochlis                      Director                                    November 27, 1996
------------------------------------
Jeffrey A. Rochlis





/s/ Alessandro Fracassi                     Director                                    November 27, 1996
------------------------------------
Alessandro Fracassi



                      SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C.



                                   EXHIBITS

                                      TO

                                   FORM S-8

                                     UNDER

                            SECURITIES ACT OF 1933



                           OVERSEAS FILMGROUP, INC.

                                 EXHIBIT INDEX
                                 -------------


      Number          Exhibit
      ------          -------
         4.1          Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the
                      Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 12, 1996 (the "Form 8-K").
         4.2          Form of certificate evidencing the Registrant's warrants
                      (incorporated by reference to Exhibit 4.2 of the
                      Registrant's Registration Statement on Form S-1,
                      Registration Number 33-83624 (the "Form S-1").
         4.3          Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Form 8-
                      K).
         4.4          Bylaws (incorporated by reference to Exhibit 3.2 to the Form 8-K).
         4.5          Form of Unit Purchase Option granted to Underwriters (incorporated by reference to Exhibit
                      4.3 to the Form S-1).
         4.6          Warrant Agreement between Continental Stock Transfer & Trust company and the Company
                      (incorporated by reference to Exhibit 4.4 of the Form S-1).
         4.7          Letter Agreement amending Unit Purchase Options, dated October 28, 1996 (incorporated by reference to Exhibit 4.5 to the Form 8-K).
         4.8          Warrant issued to Jefferson Capital Group, Ltd. (incorporated by reference to Exhibit 4.8 to the Form 8-K).
         5            Opinion and consent of Brobeck, Phleger & Harrison LLP.
        23.1          Consent of BDO Seidman, LLP.
        23.2          Consent of Price Waterhouse LLP.
        23.3          Consent of Brobeck, Phleger & Harrison LLP is contained in Exhibit 5.
        24            Power of Attorney.  Reference is made to page II-4 of this Registration Statement.
        99.1          1996 Special Stock Option Plan and Agreement (incorporated by reference to Exhibit 99.1 to the Form 8-K).

